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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-53108

                           PROSPECTUS SUPPLEMENT NO. 1
                     (TO PROSPECTUS DATED JANUARY 26, 2001)
                                  COMMON STOCK
                              NEOTHERAPEUTICS, INC.

         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 2 of the prospectus to read about factors you should consider before buying shares of the common stock.

PLAN OF DISTRIBUTION

         Pursuant to this prospectus supplement, we are offering 1,627,756 shares of our common stock to Amro International, S.A., an institutional investor. The common stock will be purchased at a negotiated aggregate purchase price of $3,500,000, with the purchase price per share equal to 85% of the average of the volume-weighted average prices of our common stock on the five trading days preceding the closing date, as reported by Bloomberg, L.P.

USE OF PROCEEDS

         The net proceeds to us from this sale will be approximately $3,500,000. We plan to use the net proceeds for general corporate purposes, including:

         *        Working capital
         *        Capital expenditures
         *        Research and development
         *        General and administrative expenses

MARKET FOR OUR COMMON STOCK

         On February 2, 2001, the last reported sales price of our common shares on the Nasdaq National Market was $2.44 per share. Our common stock is listed on the Nasdaq National Market under the symbol "NEOT."

         As of February 2, 2001 and before the issuance of shares pursuant to this prospectus supplement, we have 14,377,563 shares of common stock outstanding.

GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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           The date of this prospectus supplement is February 5, 2001.